Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk        Gary J. Ortale        Woody Wallace
President & CEO        EVP & CFO        President, The Investor Relations Company
319.356.5800            319.356.5800        312.245.2700

TWO TO JOIN MIDWESTONE FINANCIAL BOARD, NEW CHAIRMAN ANNOUNCED

IOWA CITY, IA (January 19, 2011) - The Board of Directors of MidWestOne Financial Group, Inc. appointed Tracy S. McCormick and Robert J. Latham to serve as Directors of the Company. They will complete the unexpired terms of W. Richard Summerwill and James G. Wake, both of whom have announced their retirement from the Board effective after the company's annual meeting on April 21. The Board also appointed Kevin W. Monson to serve as Chairman of the Board of Directors of the Company and its subsidiary bank, MidWestOne Bank, following the retirement of Summerwill.

Monson has been a Director of the Company since 2006. He is the President, Managing Partner, and majority owner of Neumann Monson Architects PC, an architectural services firm headquartered in Iowa City. He is the majority partner in Tower Partners, a real estate investment partnership.

“I am both humbled and honored to be nominated to the position of Chairman of the Board of this great company. To be in a leadership role in a full service bank that cares deeply about its customers and the communities it serves is very rewarding to me," said Monson. “I could not be more proud of the hard working staff and the fantastic leadership team we have at MidWestOne, especially in these difficult economic times. The truly community minded leaders that have preceded me have a set a clear and trustworthy course for me to follow and I am honored to continue their great tradition.”

McCormick, educated at the University of Michigan and the London School of Economics and Political Science, is a past Vice President in investment banking for J.P. Morgan & Co., Incorporated. She resides in Pasadena, California, with her family.

“Banking and Iowa are my heritage. Working at this bank was one of my first jobs and banking has been my career,” said McCormick, who grew up in Iowa City and is the daughter of W. Richard Summerwill. “I'm excited to work with management in these interesting and challenging times to help a community bank meet the needs and expectations of its customers, and it couldn't be more rewarding than to do so in Iowa City."

Latham, Chairman and President of Latham & Associates, Inc. in Cedar Rapids, is an economic and strategic analyst for the utility industry, with over 30 years of experience. He has served on the Boards for First National Bank in Iowa City, and Peoples Trust and Savings Bank in Adel. Latham has been active on the boards of Trees Forever Foundation, Iowa Environmental Council, Greater Cedar Rapids Foundation, and St. Luke's Hospital, among others. He holds a Ph. D. in economics from the University of Iowa. He will also serve on the MidWestOne Bank board.

Exhibit 99.1

“I've followed MidWestOne Bank for years. I really believe in community banking. I believe in the long-term possibilities that the Company has to offer in Iowa. With my experience in banking and economics I'd like to think that I can be helpful in the long-term planning and profitability for the organization,” said Latham. “I think the next decade will be one of prosperity for community banks.”

The Board adopted an amendment to the Company's bylaws to create the position of Director Emeritus and appointed W. Richard Summerwill to serve in that capacity upon his retirement. It is a non-voting position.

“We are thrilled with these appointments,” said Charles N. Funk, President and CEO of MidWestOne Financial Group, and MidWestOne Bank. “It is gratifying that our organization can attract such high caliber and accomplished persons to serve in a leadership capacity. This is an endorsement of a bright future for MidWestOne.”

Additionally, the Board declared a cash dividend of $0.05 per share payable on March 15, 2011 to shareholders of record as of the close of business on March 1, 2011.

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MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”
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